HALLIBURTON COMPANY UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements of Halliburton as of and for the year ended December 31, 2006 give effect to Halliburton’s disposition of the 135,627,000 shares of KBR common stock it owned upon consummation of the exchange offer Halliburton commenced on March 2, 2007 and completed on April 5, 2007. Under the terms of the exchange offer, Halliburton exchanged all of its shares of KBR common stock for 85,273,184 shares of Halliburton common stock. For purposes of the unaudited pro forma condensed consolidated balance sheet we assume that the exchange offer occurred as of December 31, 2006, and for the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2006 we assume that the exchange offer occurred on January 1, 2006.

We derived the unaudited pro forma condensed consolidated financial statements from the historical consolidated financial statements of Halliburton and KBR. These adjustments are based on currently available information and certain preliminary estimates and assumptions and, therefore, the actual effects of the exchange offer may differ from the effects reflected in the unaudited pro forma condensed consolidated financial statements. However, despite the fact that data is not available to make precise estimates, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the exchange offer as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed consolidated financial statements.

You should read the following information in conjunction with Halliburton’s consolidated financial statements and the accompanying notes and the related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in Halliburton’s Annual Report on Form 10-K for the year ended December 31, 2006.

HALLIBURTON COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of December 31, 2006
($ millions)

	Halliburton			(d)	Halliburton
	Company	Pro Forma		Intercompany	Company
	Historical	Adjustments		Reclass	Pro Forma

Cash and equivalents	$4,379	$(1,461	)(a)	$—	$2,918
Total receivables	4,674	(2,045	)(a)	—	2,629
Other current assets	2,130	(388	)(a)(e)	—	1,742

Total current assets	11,183	(3,894)		—	7,289

Property, plant, and equipment	3,048	(492	)(a)	—	2,556
Other assets	2,589	(1,014	)(a)(e)	152	1,727

Total assets	$16,820	$(5,400)		$152	$11,572

Accounts payable	$1,931	$(1,276	)(a)	$—	$655
Advanced billings on incomplete contracts	903	(903	)(a)	—	—
Other current liabilities	1,893	(800	)(a)(e)	152	1,245

Total current liabilities	4,727	(2,979)		152	1,900

Long term debt	2,786	(2	)(a)	—	2,784
Other liabilities	1,484	(461	)(a)(e)	—	1,023

Total liabilities	8,997	(3,442)		152	5,707

Minority interest in consolidated subsidiaries	447	(378	)(a)	—	69
Shareholders’ equity
Common stock	2,650	—		—	2,650
Paid-in-capital in excess of par value	1,689	—		—	1,689
Accumulated other comprehensive income	(437)	235	(a)	—	(202)
Retained earnings	5,051	995	(b)(e)	—	6,046

	8,953	1,230		—	10,183
Less treasury stock, at cost	(1,577)	(2,810	)(c)	—	(4,387)

Total shareholders’ equity	7,376	(1,580)		—	5,796

Total liabilities and shareholders’ equity	$16,820	$(5,400)		$152	$11,572

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

HALLIBURTON COMPANY

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2006

	Halliburton			Halliburton
	Company			Company
	Historical	(f)	(g)	Pro Forma
	(In millions, except per share amounts)

Total revenues	$22,576	$(9,625)	$4	$12,955
Operating costs and expenses
Cost of services	16,031	(9,285)	4	6,750
Cost of sales	2,675	—		2,675
General and administrative	450	(108)		342
(Gain) loss on sale of business assets, net	(64)	6		(58)

Total operating costs and expenses	19,092	(9,387)	4	9,709

Operating income	3,484	(238)	—	3,246
Interest expense	(175)	7	—	(168)
Interest income	162	(33)	—	129
Foreign currency gains (losses), net	(22)	13	—	(9)
Other nonoperating, net	—	—	—	—

Income from continuing operations before income taxes and minority interests	3,449	(251)	—	3,198
(Provision) for income taxes	(1,144)	133	—	(1,011)
Minority interest in net income of subsidiaries	(33)	15	—	(18)

Income from continuing operations	$2,272	$(103)	—	$2,169

Basic income per share from continuing operations	$2.24			$2.34

Diluted income per share from continuing operations	$2.16			$2.24

Basic average common shares outstanding	1,014	(85)		929

Diluted average common shares outstanding	1,054	(85)		969

See Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements.

HALLIBURTON COMPANY

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1.	Pro Forma Adjustments and Assumptions

The unaudited pro forma condensed consolidated financial statements reflect the final exchange ratio of 1.5905 shares of KBR common stock in exchange for each share of Halliburton common stock tendered to and accepted by Halliburton. This resulted in approximately 85 million shares of Halliburton common stock being accepted by Halliburton in exchange for approximately 136 million shares of KBR common stock.

The effect on the unaudited pro forma condensed consolidated financial statements is calculated as follows (in millions):

Number of shares of KBR common stock issued in the exchange offer	135.6
Exchange ratio	1.5905

Total shares of Halliburton common stock accepted	85.3

Estimated fair value of shares of Halliburton common stock tendered at $32.94 per share, which represents the closing stock price of Halliburton common stock on April 5, 2007	$2,810
Less Halliburton’s net book value of KBR’s net assets at December 31, 2006	1,455
Less portion of accumulated other comprehensive loss attributable to KBR	235

Net proceeds from exchange offer	1,120

Less estimated fair value of indemnities and guarantees	125

Net gain on disposition of KBR	$995

Pro Forma Balance Sheet

(a) Adjustment to eliminate KBR balances from Halliburton’s Consolidated Balance Sheet.

(b) Adjustment to record the estimated gain to be recognized by Halliburton as a result of the exchange offer.

(c) Adjustment to record Halliburton’s acquisition of treasury shares.

(d) Reclass of intercompany receivable from KBR to other assets.

(e) Adjustment to record a preliminary estimate, to be measured as of the separation date, of the fair value to Halliburton of the indemnities and guarantees provided by Halliburton to KBR under the Master Separation Agreement. This estimate of fair value is not intended to represent an estimate of the amount of probable loss or a range of possible loss, if any, of the underlying matters associated with these indemnities and guarantees. The actual estimate of the fair value of the indemnities and guarantees could be significantly different than the preliminary estimate.

Pro Forma Income Statement

(f) Adjustment to eliminate KBR’s revenues and expenses from Halliburton’s Consolidated Statements of Operations

(g) Adjustment to reverse elimination of intercompany income and expenses related to activity with KBR from Halliburton’s Consolidated Statements of Operations.